O2Diesel Announces Second Quarter 2006 Financial Results

NEWARK, DE -- (MARKET WIRE) -- August 15, 2006 -- O2Diesel Corporation (AMEX: OTD), a pioneer in the development of cost-effective, cleaner-burning, diesel fuels for centrally fueled fleets of all types, announced today financial results for the second quarter ended June 30, 2006.

For the second quarter ended June 30, 2006, the Company reported revenues from additive sales of $30,375 as compared to revenues of $28,820 for the same period of 2005. The Company reported a net loss of $1.8 million (prior to the deemed dividend to preferred shareholders), or ($0.06) per share for the quarter ended June 30, 2006 as compared with a net loss of $1.6 million, or ($0.05) per share for the same period of 2005.

At June 30, 2006, the Company had $10.6 million in assets, including $5.5 million in cash and cash equivalents and $3.8 million in restricted cash, compared to $5.0 million for the quarter ended March 31, 2006. Working capital stands at approximately $8.2 million compared to $2.8 million at the quarter ended March 31, 2006. Shareholders equity was approximately $8.4 million compared to $3.0 million at March 31, 2006.

Alan Rae, Chief Executive Officer of O2Diesel, stated, "This was an important quarter on many fronts. By the end of the quarter we had successfully closed two fundings totaling $6.5 million, allowing us to regain compliance with the AMEX listing standards and subsequently obtain a letter from the Exchange confirming this. We entered into the testing phase of our contract with the Department of Defense to develop a new fuel whilst continuing to validate O2Diesel as a viable alternative fuel in multiple long term fleets at StarTran in Lincoln, NE, Johnson County Transit, KS, Long Beach Container, CA, Nellis Air Force Base, NV and E J Harrison in CA. The Company was also recognized by the Russell MicroCap Index for inclusion with other recognized national and international companies. Additionally, together with our commercial partners Abengoa Bioenergy, we have made good progress in establishing our footprint in the European market."

More About O2Diesel: The Company and Its Fuel Technology

O2Diesel Corporation (AMEX: OTD), and its U.S. subsidiary O2Diesel, Inc., is a pioneer in the commercial development of a cleaner-burning diesel fuel alternative that provides exceptional performance and environmental qualities for centrally fueled fleets and off-road equipment of all kinds. Engineered and designed for universal application, O2Diesel™ is an ethanol-diesel blend that substantially reduces harmful emissions without sacrificing power and performance. Extensive independent and government-recognized laboratory and in-use field tests have demonstrated the effectiveness of O2Diesel™ -- the introduction of this cost-effective, cleaner-burning diesel fuel is now underway in the United States and other global markets. For more information please refer to www.o2diesel.com.

Forward-Looking Statements

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding O2Diesel Corporation's business which are not historical facts are 'forward-looking statements' that involve risks and uncertainties. Forward-looking statements are subject to a variety of risks and uncertainties which could cause actual events or results to differ from those reflected in the forward-looking statements, including, without limitation, the failure to obtain adequate financing on a timely basis and other risks and uncertainties. Actual results could differ materially from those projected in the forward-looking statements, as a result of either the matters set forth or incorporated in this report generally or certain economic and business factors, some of which may be beyond the control of O2Diesel. These factors include adverse economic conditions, entry of new and stronger competitors, inadequate capital, unexpected costs, failure to gain product approval in the United States or foreign countries for the commercialization and distribution of our products, failure to capitalize upon access to new markets and failure in obtaining the quality and quantity of ethanol necessary to produce our product at competitive prices. O2Diesel disclaims any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. "O2Diesel" and "CityHome" are trademarks of O2Diesel Corporation.

Contact:
O2Diesel Corporation
Alan Rae
+1 (302) 266 6000

Or

Alliance Advisors, LLC
Mark McPartland
+1 (914) 244-0062

SOURCE:  O2Diesel Corporation